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EXHIBIT 11


COMPUTATION OF NET EARNINGS AND SHARES
USED IN ARRIVING AT NET EARNINGS PER SHARE
THREE- AND NINE MONTHS ENDED MARCH 31, 1996


                                          Primary and Fully Diluted

                                       Three Months Ended     Nine Months Ended
                                         March 31, 1996        March 31, 1996
                                       -------------------    -----------------
Earnings:
- --------
Net earnings                                $ 780,737                2,684,411

Less:  Dividends on preferred stock               ---                      ---
                                            ---------                ---------

Net earnings applicable to common stock     $ 780,737                2,684,411
                                            =========                =========

Computation of weighted number of
 shares outstanding:
- ---------------------------------------

Issued and outstanding 5,455,300;
 weighted average                           5,455,300                5,453,078
                                            =========                =========





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